Exhibit 1.01
COMPANY STOCK PURCHASE AGREEMENT
     THIS COMPANY STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of December 29, 2007, by and between DELTA PETROLEUM CORPORATION, a Delaware corporation (the “Company”), and TRACINDA CORPORATION, a Nevada corporation (“Purchaser”).
RECITALS
     WHEREAS, pursuant to the terms and conditions of this Agreement, the Company has agreed to issue and sell to Purchaser and Purchaser has agreed to purchase, from the Company’s authorized but unissued Common Stock, 36,000,000 shares (the “Shares”) of Common Stock, par value $.01 per share (“Common Stock”), of the Company at a price of $19.00 per share.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
     1. DEFINITIONS. Certain capitalized terms used herein and not otherwise defined have the meanings assigned to them in Exhibit A hereto. Exhibit A also indicates where in this Agreement certain other capitalized terms used in this Agreement are defined.
     2. PURCHASE OF STOCK
          2.1 Issuance of Shares.
                    (a) Issuance of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall be obligated to purchase and the Company shall be obligated to issue and sell to Purchaser, the Shares, from the Company’s authorized but unissued common stock, free and clear of all Encumbrances, except for any restrictions on transfer arising under the Securities Act or any applicable state securities laws.
                    (b) The Purchase Price. The Purchaser agrees to pay an aggregate of Six Hundred Eighty-Four Million dollars ($684,000,000) to the Company as the purchase price for the Shares (the “Purchase Price”). The Purchase Price shall be as follows:
          (i) Deposit. Upon the business day following the execution hereof Purchaser shall pay Five Million Dollars ($5,000,000.00) (the “Deposit”) to the Company. The Deposit shall be delivered to an account designated by the Company concurrently with the execution of this Agreement by wire transfer of immediately available funds. Upon Closing, the Deposit shall be credited against the Purchase Price. Upon the termination of this Agreement, the Deposit shall be payable or returned, as applicable, pursuant to the provisions under which such termination has occurred.

          (ii) Balance of Purchase Price. At the Closing, Purchaser shall pay to the Company an amount equal to Six Hundred Seventy-Nine Million dollars ($679,000,000) constituting the balance of the Purchase Price, by wire transfer, in immediately available federal funds.
          2.2 Closing of Issuance and Sale of Purchased Shares.
                    (a) The Closing. The closing of the issuance and sale of the Shares (the “Closing”) shall take place at the offices of Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP, 10250 Constellation Boulevard, 19th Floor, Los Angeles, CA 90067, and unless another time is agreed in writing by each of the parties hereto, such closing shall take place at 10:00 a.m., Pacific Time, two business days following the satisfaction and/or waiver of all conditions to close set forth in Section 2.4 (other than such conditions as can be satisfied only at the Closing).
                    (b) Deliveries by the Company. At the Closing, the Company shall deliver one or more certificates representing the Shares, each such certificate to be duly and validly issued in favor of Purchaser (or an Affiliate thereof designated by Purchaser) and otherwise sufficient to vest in Purchaser (or an Affiliate thereof designated by Purchaser) good title to such Shares.
                    (c) Deliveries by Purchaser. At the Closing, Purchaser shall deliver by wire transfer of immediately available funds the balance of the Purchase Price to an account designated by the Company at least two business days prior to the Closing.
          2.3 Representations and Warranties.
                    (a) Company Representations and Warranties. The Company hereby represents and warrants to Purchaser as follows:
          (i) Organization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
          (ii) Authorization; Validity of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors, and, except for the approval of the Company’s stockholders as contemplated by Section 3.4, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the purchase and sale of the Shares.

          (iii) Subsidiaries. Each direct and indirect Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each Subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except, in all cases, where the failure to be so organized, existing, qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.
          (iv) Execution; Validity of Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms: except as such enforceability may be limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors’ rights, and the general principles of equity.
          (v) Consents and Approvals; No Violations. Except for (x) approval of this Agreement by the Company’s stockholders as contemplated by Section 3.4, and (y) the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, HSR Act and state securities or blue sky laws and the Credit Agreement, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the purchase and sale of the Shares in accordance herewith or compliance by the Company with any of the provisions hereof will (1) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (2) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or any other Person, (3) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or to which its assets are subject, or (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company.
          (vi) Good Title Conveyed. At the time of issuance, the Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. The stock certificates and other instruments to be executed and delivered by the Company to Purchaser at the Closing will be valid and binding obligations of the Company, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good title to all the Shares, free and clear of all Encumbrances, except restrictions on transfer arising under the Securities Act or any applicable state securities laws.
          (vii) State Takeover Laws. The Board has taken all necessary action, including proper adoption of resolutions of the Board, to waive the application to the Purchaser Group of any restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporation Law (as amended). The Company shall have delivered to Purchaser at or prior to the Closing a true and complete copy of the aforesaid Board resolutions and evidence of any other action taken by the Board with respect to this Agreement. No other state takeover or similar statute or regulation or other similar provision of the Certificate of Incorporation or the Bylaws of the Company is applicable to this Agreement, or the purchase and sale of any additional shares of Common Stock that may be acquired by Purchaser or its Affiliates in the future.
          (viii) Capitalization. The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, of which 66,399,770 shares were outstanding as of December 28, 2007 (not including treasury shares) and 6,700,000 shares were treasury shares. Except for (a) the Shares and (b) stock options and stock appreciation rights granted pursuant to the Company’s equity compensation plans or issuance of shares of Common Stock on the exercise of such options or stock appreciation rights, in each case, as disclosed in the Public Reports, since December, 2007, the Company has not issued or committed to issue any             shares of Common Stock.
          (ix) Filings with the SEC. The Company has made all filings with the Securities and Exchange Commission (the “SEC”) that it has been required to make under the Securities Act and the Exchange Act (collectively the “Public Reports”) since January 1, 2006. Each of the Public Reports, as of its respective date, has complied with the Securities Act and the Exchange Act (as applicable) in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (x) Financial Statements. The financial statements included in or incorporated by reference into the Public Reports (including the related notes and schedules) (the “Financial Statements”) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act of the SEC, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments. As used in this Agreement, “Subsidiary” means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other appropriate equity interest, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, managers or members (as appropriate) of its board of directors or other governing body.
          (xi) No Material Adverse Changes. Since September 30, 2007, (i) there has not been any dividend or distribution of any kind declared set aside for payment, paid or made by the Company on any class of capital stock, nor has any event occurred which has caused or constitutes a Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries has entered into any transaction or agreement that is material to the Company and its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood, hurricane, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrators or governments or regulatory authority.
          (xii) Undisclosed Liabilities. Except for (i) liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) (each, a “Liability”) disclosed in the Public Reports, and (ii) Liabilities which have arisen after September 30, 2007 in the ordinary course of the Company’s business in accordance with past practice, to the Company’s knowledge, none of the Company or any of its Subsidiaries has any Liability, which, individually or in the aggregate, would have a Material Adverse Effect.
          (xiii) Litigation. Except as referred to in the Public Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as referred to in the Public Reports, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          (xiv) No Violation or Default. Neither the Company nor any of its Subsidiaries is (i) in violation of its certificate of incorporation or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually, or in the aggregate, have a Material Adverse Effect.
          (xv) Title to Real and Personal Property. Except for the Company’s mineral interests, which are the subject of Section (xxxvii) below, the Company and its Subsidiaries have good and valid title to, or have valid rights to lease or otherwise use, in each case in accordance with industry custom and standard, all items of real and personal property that are material to the respective businesses of the Company and its Subsidiaries, in each case free and clear of all Encumbrances except those that (i) are described in the Public Reports or, (ii) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (iii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          (xvi) Title to Intellectual Property. The Company and its Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and the Company and its subsidiaries have not received any notice of any claim of infringement or conflict with any such rights of others.
          (xvii) Taxes. The Company and its subsidiaries have paid all material federal, state, local and foreign taxes and filed all material tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Public Reports, there is no material tax deficiency that has been, or would reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets.
          (xviii) Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Public Reports, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Public Reports, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.
          (xix) No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect.
          (xx) Compliance with Environmental Laws. (i) The Company and its Subsidiaries (x) are, and at all prior relevant times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability, as would not, individually or in the aggregate, have a Material Adverse Effect.
          (xxi) Hazardous Substances. There has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission, or other release of any kind of toxic wastes or hazardous substances, including, but not limited to, any naturally occurring radioactive materials, brine, drilling mud, crude oil, natural gas liquids and other petroleum materials, by, due to or caused by the Company or any of its Subsidiaries (or, to the best of the Company’s knowledge, any other entity (including any predecessor) for whose acts or omissions the Company or any of its Subsidiaries is or would reasonably be expected to be liable) upon any of the property now or previously owned or leased by the Company or any of its Subsidiaries, or upon any other property, in violation of any Environmental Laws or in a manner or to a location that would reasonably be expected to give rise to any liability under any Environmental Laws, except for any violation or liability which would not, individually or in the aggregate, have a Material Adverse Effect.
          (xxii) Certain Environmental Proceedings and Capital Expenditures. Except as described in the Public Reports, (i) there are no proceedings that are pending, or that are known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, and (ii) none of the Company and its subsidiaries anticipates material capital expenditures relating to any Environmental Laws
          (xxiii) Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code, whether or not waived, has occurred or is reasonably expected to occur; (iv) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur; and (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA); except where those events or conditions described in clauses (i) through (vi) above would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (xxiv) Disclosure Controls. The Company and its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
          (xxv) Accounting Controls. The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability;

(iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Public Reports, there are no material weaknesses in the Company’s internal controls. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (xxvi) Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary in the oil and gas business and adequate, in all material respects, to protect the Company and its Subsidiaries and their respective businesses; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.
          (xxvii) No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
          (xxviii) Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

          (xxix) Compliance with OFAC. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
          (xxx) No Restrictions on Subsidiaries. No Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company, except pursuant to agreements described in the Public Reports.
          (xxxi) Oil and Gas Reserves. The Company has furnished to Purchaser the Company’s estimate of the Company’s oil and gas reserves as of December 31, 2006, as prepared by Ralph E. Davis Associates, Inc., with respect to onshore and offshore reserves (together, the “Reserve Report”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Company’s knowledge, the factual, non-interpretive data on which the Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Reserve Report was accurate in all material respects.
          (xxxii) Margin Rules. Neither the issuance, sale and delivery of the Shares nor the application of the proceeds thereof by the Company will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.
          (xxxiii) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Public Reports is not based on or derived from sources that are reliable and accurate in all material respects.
          (xxxiv) Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.
          (xxxv) Proxy Statement. None of the information to be supplied by the Company or its Subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing thereof and any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Purchaser or any stockholder of Purchaser for inclusion therein.
          (xxxvi) Brokers or Finders. Except as previously disclosed in writing to Purchaser, the Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
          (xxxvii) Credit Agreement Representations and Warranties.
                         (1) Definitions. Terms used in this Section 2.3(a)(xxxvii) and not elsewhere defined in this Agreement shall have the meanings set forth in that certain Amended and Restated Credit Agreement dated November 17, 2006, by and among the Company, J.P. Morgan Chase Bank, N.A. and certain other financial institutions named therein (the “Credit Agreement”), provided, however, that the term Mineral Interests shall not include properties disposed of since the date of the Reserve Report.
                         (2) Mineral Interests. Borrower has good and defensible title to all Mineral Interests described in the Reserve Report, including, without limitation, all Borrowing Base Properties, free and clear of all Liens except Permitted Encumbrances and Immaterial Title Deficiencies. With the exception of Immaterial Title Deficiencies, all such Mineral Interests are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid, except those being contested in good faith. Without regard to any consent or non-consent provisions of any joint operating agreement covering any of Borrower’s Proved Mineral Interests, and with the exception of Immaterial Title Deficiencies, Borrower’s share of (a) the costs for each Proved Mineral Interest described in the Reserve Report is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms, and (b) production from, allocated to, or attributed to each such Proved Mineral Interest is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. In all material respects, each well drilled in respect of each Proved Producing Mineral Interest described in the Reserve Report (y) is capable of, and is presently, producing Hydrocarbons in commercially profitable quantities, and Borrower is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (z) has been drilled, bottomed, completed, and operated in material compliance with all applicable Laws and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.
                         (3) Gas Balancing Agreements and Advance Payment Contracts. On the date of this Agreement, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $500,000.
                    (b) Purchaser Representations and Warranties. Purchaser hereby represents and warrants to the Company as follows:
          (i) Organization; Authorization; Validity of Agreement. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby. No vote of, or consent by, the shareholders of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the purchase and sale of the Shares.
          (ii) Execution; Validity of Agreement. This Agreement has been duly executed and delivered by Purchaser, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors’ rights, and the general principles of equity.
          (iii) Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the purchase and sale of the Shares or compliance by Purchaser with any of the provisions hereof will (1) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Purchaser, (2) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (3) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or to which its assets are subject, or (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser.
          (iv) Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk.
                         (1) Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Notwithstanding the foregoing, Purchaser shall be permitted to pledge all or any portion of the Shares to any third party financing sources.
                         (2) Purchaser is an “accredited investor” as defined in Regulation D under the Securities Act and able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.
               (v) Brokers’ and Finders’ Fees. Except as previously disclosed in writing to the Company, neither Purchaser nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the with any of the transactions contemplated by this Agreement.
               (vi) Ownership of Common Stock. As of the date hereof, neither Purchaser nor any of its Affiliates is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of any Common Stock.
          2.4 Conditions to Closing.
                    (a) Conditions to Each Party’s Obligation to Close. The respective obligation of each party to consummate the purchase and sale of the Shares shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
          (i) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the purchase and sale of the Shares; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting consummation of the purchase and sale of the Shares.
          (ii) Antitrust Approval. The applicable waiting period under the HSR Act shall have expired or been terminated.

          (iii) Credit Facility. The Company shall have obtained the required consent or waiver under the Credit Facility.
          (iv) Stockholder Approval. The Company’s stockholders shall have approved the issuance of the Shares as contemplated hereby.
                    (b) Conditions to Obligations of Purchaser to Close. The obligations of Purchaser to consummate the purchase and sale of the Shares shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
          (i) Government Action. There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the purchase and sale of the Shares or the performance of any of the other transactions reasonably related thereto or seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares.
          (ii) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except where the failure to do so would not have a Material Adverse Effect.
          (iii) Covenants. The Company shall have complied in all material respects with all covenants, agreements and obligations of the Company contained in this Agreement.
          (iv) Due Diligence. Purchaser shall be satisfied, in its sole discretion, with the results of its due diligence investigation of the Company; provided, that Purchaser shall notify the Company in writing within thirty (30) days of the date herewith as to whether it is satisfied with the results of its due diligence investigation. If Purchaser notifies the Company that it is satisfied with its due diligence investigation this condition shall be deemed satisfied as of the date of such notification. If Purchaser notifies the Company that it is not satisfied with its due diligence investigation it may terminate this Agreement. If the reason for Purchaser’s dissatisfaction is a breach of the Company’s representations and warranties or covenants contained herein that would constitute a failure of Purchaser’s obligation to Close, the Company shall refund the Deposit.
          (v) Amendment to Certification of Incorporation. The Company’s certificate of incorporation shall have been amended to increase the maximum number of directors to fifteen (15); provided, that, on or prior to the fifth business day after the Stockholders’ Meeting, the Company does not provide Purchaser with copies of resignations, reasonably satisfactory to Purchaser, of a sufficient number of the Company’s directors to enable Purchaser’s Nominees to take office as directors of the Company following the Closing pursuant to Section 4 hereof.

          (vi) Board Nominees. The Company shall have taken all action necessary such that Purchaser’s Nominees shall be elected to the Company’s Board of Directors of the Company as of the Closing Date.
The foregoing conditions are for the sole benefit of Purchaser, may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
                    (c) Conditions to Obligations of the Company to Close. The obligations of the Company to consummate the purchase and sale of the Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
          (i) Government Action. There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the purchase and sale of the Shares.
          (ii) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except when the failure to do so would not have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.
          (iii) Covenants. Purchaser shall have complied in all material respects with all covenants, agreements and obligations of Purchaser contained in this Agreement.
The foregoing conditions are for the sole benefit of the Company, may be waived by the Company, in whole or in part, at any time and from time to time in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
     3. ADDITIONAL COVENANTS.
          3.1 Purchaser Pro Rata Share Rights. Subject to the terms and conditions specified in this Section 3.1 and other than with respect to shares of Common Stock and other securities issued or issuable under an Employee Benefit Plan (as defined in Rule 405 under the Securities Act) approved by the Company’s stockholders, the Company hereby grants to Purchaser the right to acquire shares of Common Stock or other securities of the Company exercisable for or convertible into the Common Stock (“New Shares”) which the Company may, from time to time, propose to sell and issue; provided, however, that Purchaser shall be entitled to apportion such right among itself and its Affiliates in such proportions as it deems appropriate. The rights and obligations under this Section 3.1 shall expire when the aggregate number of shares of Common Stock beneficially owned by Purchaser and its Affiliates falls below ten percent (10%) of the total number of outstanding shares of Common Stock. Each time the Company proposes to offer New Shares, the Company shall concurrently with offering any New Shares to any Person (other than Purchaser and its Affiliates) make an offering to Purchaser to acquire that number of New Shares being offered equal to the product obtained by multiplying (i) the total number of New Shares to be offered, by (ii) the Purchaser Pro Rata Share, all in accordance with the following provisions:
                    (a) The Company shall deliver a notice (an “Issue Notice”) to Purchaser setting forth: (i) its intention to issue New Shares; (ii) a description of and the number of such New Shares to be issued; and (iii) the price and terms upon which the Company proposes to issue such New Shares. In the case of New Shares issued in connection with an acquisition, the price of the New Shares shall be deemed, for the purposes of this Section 3.1, to be the average of the closing trading price of the Common Stock on the NASD Global Market for the period beginning five (5) trading days before through the end of the fifth (5th) trading day after the announcement of the acquisition.
                    (b) Within twenty (20) days after receipt of the Issue Notice, Purchaser may elect to purchase, at the price and on the terms specified in the Issue Notice, up to an amount of the New Shares equal to the product of: (x) the Purchaser Pro Rata Share multiplied by (y) the number of New Shares to be issued.
                    (c) If all of the New Shares that Purchaser is entitled to obtain pursuant to Section 3.1(a) are not subscribed by Purchaser and its Affiliates as provided in Section 3.1(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 3.1(b) hereof, issue the remaining unsubscribed portion of such New Shares (“Unsubscribed Shares”) to any Person or Persons at a price not less than that, and upon other terms no more favorable to such Person or Persons than those, specified in the Issue Notice. If the Company does not enter into an agreement for the sale of such Unsubscribed Shares within such ninety (90) day period, or if such agreement is not consummated within thirty (30) days after the execution thereof, the right provided hereunder shall be deemed to be revived and such Unsubscribed Shares shall not be issued unless first reoffered to Purchaser in accordance with this Section 3.1.
                    (d) In the event of an underwritten public offering or the issuance of any Common Stock in connection with an acquisition, the Company may satisfy its obligations under this Section 3.1 by offering Purchaser to maintain its Pro Rata Share following consummation of the offering by providing the Issue Notice after such closing, provided, however, that Section 3.1(c) shall not apply to any Unsubscribed Shares.
                    (e) The rights granted hereunder to Purchaser pursuant this Section 3.1 may be transferred to an Affiliate of Purchaser.
          3.2 Cooperation to Obtain Regulatory Approvals. The Company shall make, or cooperate in the making of, any filings reasonably requested by Purchaser in connection with compliance with the HSR Act as promptly as practicable and, concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, request early termination of the HSR Act waiting period. All filing fees required to be paid in connection with any filing or application required under the HSR Act shall be borne by Purchaser.
          3.3 Stockholder Meeting. The Company shall, as promptly as practicable after the date of this Agreement, take all action necessary in accordance with the Delaware General Corporations Law and its certificate of incorporation and bylaws to convene a meeting of the

Company’s stockholders to approve the issuance of the Shares as contemplated by this Agreement, as well as an increase in the maximum number of directors to fifteen (15) (the “Company Stockholders’ Meeting”). Subject to Section 6.1(d) below, the Board of Directors of the Company shall recommend that the Company’s stockholders vote to approve the transactions contemplated by this Agreement (the “Directors’ Recommendation”).
          3.4 Proxy Statement. As promptly as practicable after execution of this Agreement, the Company shall prepare the Proxy Statement, which shall include the Directors’ Recommendation (the “Proxy Statement”), file the Proxy Statement with the SEC under the Exchange Act, and use all reasonable efforts to have the Proxy Statement cleared by the SEC. Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Purchaser promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company and Purchaser each agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. Prior to the date of approval of this Agreement by the Company’s stockholders, each of the Company and Purchaser shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.
          3.5 Access to Information. The Company and its Subsidiaries shall afford to Purchaser and its accountants, counsel, financial advisors, sources of financing and other representatives (the “Purchaser Representatives”) reasonable access during normal business hours with reasonable notice throughout the period prior to the Closing Date to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Purchaser shall reasonably request and will use reasonable efforts to obtain the reasonable cooperation of the Company’s officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Purchaser and the Purchaser Representatives.
          3.6 Operations Prior To The Closing Date.
                    (a) From and after the date hereof until the Closing or the termination of this Agreement (as the case may be), the Company shall: (i) conduct its operations in the ordinary course of business in accordance with past practice; (ii) not issue or sell any of its securities (other than with respect to shares of Common Stock and other securities issued or issuable under an Employer Benefit Plan); (iii) repurchase any of its securities; (iv) not transfer, sell or otherwise dispose of any of its assets, except in the ordinary course of business in accordance with past practice; (v) not enter into or modify or amend any agreement with any 5% or greater stockholder without Purchaser’s prior written consent; (vi) not enter into any material agreement or modify or amend any existing material agreement, other than in the ordinary course of business in accordance with past practice; and (vii) not, without the prior written consent of Purchaser, (A) enter into any (1) employment agreements or issue any employment offers, other than in the ordinary course of business and on terms consistent with the Company’s existing employment practices; or (2) new bonus or stock incentive arrangements with any executive officer (except as consistent with past practice); or (B) incur any obligation to make a capital expenditure outside the ordinary course of business in excess of $20,000,000.
                    (b) Nothing contained in this Agreement shall give to Purchaser, prior to the Closing, directly or indirectly, the right to control or direct the Company’s operations in violation of any applicable law or regulation, the Credit Agreement or the indentures governing its outstanding notes and convertible notes as disclosed in the Public Reports.
          3.7 Restrictive Covenants. The Company hereby covenants and agrees that, from and after the Closing and provided that Purchaser beneficially owns not less than fifteen percent (15%) of the outstanding Common Stock, the Company shall not, without the prior approval or written consent of a majority of the Company’s Board of Directors, which majority shall include a majority of Purchaser’s nominees, enter into any transaction, contract, agreement or arrangement to:
                    (a) amend, alter or repeal any provision of the Certificate of Incorporation or By-laws of the Company;
                    (b) create or authorize the creation of or issue or obligate itself to issue any preferred stock or rights to purchase or acquire any preferred stock or solicit any proposals from any third party, other than Purchaser, to engage in any of the foregoing;
                    (c) liquidate, dissolve or wind-up the business and affairs of the Company, or consent to any of the foregoing;
                    (d) merge, consolidate or engage in any similar transaction with any other Person where the Company’s stockholders prior to the consummation of such transaction do not own a majority of the voting stock of the surviving corporation; or
                    (e) sell, assign or transfer assets of the Company or its subsidiaries having a value in excess of fifty percent (50%) of the total assets of the Company on a consolidated basis, directly or indirectly, including through a merger, consolidation, other similar transaction or enter into any agreement regarding the foregoing.
          3.8 Purchaser Obligations. Purchaser agrees that, from the date hereof until the Closing Date, and for a period of twelve (12) months from the Closing Date or the date of a Termination hereunder, without the prior written consent of the Company, it shall not, nor shall any of its Affiliates acquire or offer to acquire or agree to acquire (including in the public markets) from any

Person, directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a partnership, limited partnership or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of in excess of forty-nine percent (49%) of the outstanding Common Stock of the Company, or direct or indirect rights (including convertible securities) or options to acquire such beneficial ownership (or otherwise act in concert with respect to any such securities, rights or options with any Person that so acquires, offers to acquire or agrees to acquire); provided, however, that no such ownership in excess of forty-nine percent (49%) shall be deemed to have occurred solely due to (1) a stock split, reverse stock split, reclassification, reorganization or other transaction by the Company affecting any class of the outstanding capital stock of the Company generally, (2) a stock dividend or other pro rata distribution by the Company to holders of its outstanding capital stock, or (3) any increase in the percentage ownership by Purchaser of outstanding shares of Common Stock of the Company resulting from any action taken by the Company, including the repurchase of shares of Common Stock of the Company pursuant to any share repurchase or similar program.
     4. SUPPORT FOR PURCHASER’S BOARD NOMINEES.
          4.1 Initial Purchaser Nominees. Purchaser shall, at all times that Purchaser beneficially owns not less than ten percent (10%) of the outstanding Common Stock of the Company, be entitled to designate a number of nominees for election to serve on the Board and each committee thereof equal to the Purchaser Pro Rata Share multiplied by the number of directors on the Board or the committee, as the case may be, with any fractional number being rounded to the nearest whole number (each individual nominated by Purchaser pursuant to procedures set forth in Section 4.2, being a “Nominee” and collectively, the “Nominees”); provided, however, that for a period of twelve (12) months from the Closing Date, Purchaser’s Nominees shall not constitute greater than the initial number of directors to which Purchaser is entitled to designate as a result of the purchase of the Shares hereunder. In the event that Purchaser becomes entitled to designate one or more Nominees to serve on the Board, Purchaser shall provide written notice to the Board, which notice shall contain the names of the Nominees, the information required by Regulation 14A and the Company’s Bylaws for each such Nominee and the committee(s), if any, on which each is nominated to serve (the “Nomination Notice”).
     4.2 Procedures for Selection and Election of Nominees.
                    (a) In the event that Purchaser wishes to designate any Nominees for election at any meeting of the stockholders of the Company whereby an election for directors of the Company shall take place, Purchaser shall provide a Nomination Notice to the Board, in accordance with the procedures described in the proxy statement for the Company’s most recent annual meeting of stockholders, identifying each Nominee to which Purchaser is entitled. Upon receiving a Nomination Notice, the Board shall take all actions reasonably necessary to include such Nominees in the Company’s next election of members of the Board by the stockholders and shall also recommend that the stockholders of the Company vote for each Nominee for election to the Board, including providing its written recommendation in any proxy materials presented to the stockholders of the Company for such election.
                    (b) If necessary, upon Purchaser delivering a Nomination Notice, the Board shall as promptly as practicable hold a special meeting of the Board (or shall duly take any action by the necessary written consent of the Board) and shall duly adopt resolutions (i) increasing the number of authorized directors constituting the Board to allow for the number of

Nominees set forth in Purchaser’s Nomination Notice and (ii) if the numbers of Nominees that Purchaser wishes to nominate would increase the number of directors beyond the number authorized by Company’s certificate of incorporation, the Board shall duly adopt resolutions, and take all other necessary action to either increase the authorized number of directors or otherwise cause a sufficient number of seats on the Board to be available so that each Nominee may be elected to the Board.
                    (c) If at any time Purchaser becomes entitled to designate a Nominee and the next meeting of the stockholders of the Company for the election of directors is not scheduled to take place for at least two (2) months from the date Purchaser provides a Nomination Notice for such Nominee, the Board shall take all actions reasonably necessary, including adopting any necessary resolutions, to appoint such Nominee to serve as a member of the Board until the next meeting of the stockholders of the Company at which directors are to be elected. For such election, such Nominee shall then be nominated for election in accordance with this Section 4.2.
                    (d) The Company agrees that it shall take all other necessary or desirable actions that Purchaser may reasonably request to ensure that the Nominees are elected to the Board and, if requested by Purchaser, to remove or otherwise replace, as promptly as practicable, any Nominee with another Nominee appointed by Purchaser.
     5. REGISTRATION RIGHTS
          5.1 Shelf Registration.
                    (a) The Company shall prepare and file or cause to be prepared and filed with the SEC, as part of the Current Shelf Registration pursuant to Rule 424(b)(7) of the Securities Act as soon as practicable but in any event no later than the date (the “Filing Deadline”) (i) with respect to the Shares, fifteen (15) business days after the Closing Date and (ii) with respect to any Subsequent Shares, fifteen (15) business days after written notice from Purchaser of Purchaser’s acquisition of such Subsequent Shares, an amendment and Prospectus Supplement providing for the resale of the Registrable Securities in accordance with Rule 415 of the Securities Act from time to time by Purchaser and any of its Affiliates which acquires any of the Registrable Securities or to whom Purchaser has transferred any of the Registrable Securities (collectively with Purchaser, the “Purchaser Group”). Each member of the Purchaser Group shall be named as a selling securityholder in the Prospectus Supplement in such a manner as to permit each of them to deliver the Prospectus Supplement to purchasers of Registrable Securities in accordance with applicable law. The Prospectus Supplement shall provide for the sale of the Registrable Securities by the Purchaser Group in accordance with the methods of distribution elected by the Purchaser Group and the Purchaser Group and its counsel shall be given a reasonable opportunity to review and provide comments to the Prospectus Supplement prior to its filing with the SEC.
                    (b) If the Current Shelf Registration Statement covering resales of the Shares ceases to be effective for any reason at any time during the Effectiveness Period (other than because all securities registered thereunder shall have been resold pursuant thereto or shall have otherwise ceased to be Registrable Securities), or ceases to constitute an Automatic Shelf Registration Statement, the Company shall use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty (30) days of such cessation of effectiveness amend the Current Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, registering the resale of the Registrable Securities from time to time by the Purchaser Group (a “Shelf Registration Statement”) so that all Registrable Securities outstanding as of the date of such filing are covered by a Shelf Registration Statement. Any such Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting registration of the Registrable Securities for resale by the Purchaser Group in accordance with the methods of distribution elected by the Purchaser Group and set forth in the Shelf Registration Statement. Each Shelf Registration Statement that is filed on Form S-3 shall be designated by the Company as an Automatic Shelf Registration Statement if the Company is then eligible to file an Automatic Shelf Registration Statement on Form S-3 for the purposes contemplated by this Agreement. If the Company is eligible pursuant to Rule 430B(b) to omit from the related Prospectus the identities of selling securityholders and the amounts of securities to be registered on their behalf, upon the written request of the Purchaser Group the Company shall prepare and file each Shelf Registration Statement in a manner as to permit such omission and to allow for the subsequent filing of such information in a Prospectus Supplement pursuant to Rule 424(b), in the manner contemplated by Rule 430B(d) and in such case, the Company shall be obligated to file such a Prospectus Supplement within two business days after such written request to file the Prospectus Supplement is made by the Purchaser Group. If a new Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to cause the new Shelf Registration Statement to become effective as promptly as is practicable after such filing and to keep the new Shelf Registration Statement continuously effective until the end of the Effectiveness Period.
                    (c) The Company shall promptly amend and supplement the Prospectus Supplement and amend and supplement the Current Shelf Registration Statement if required (i) by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or file a new Shelf Registration Statement, if required by the Securities Act, or (ii) to register the resale of the Registrable Securities.
                    (d) The Company agrees that, unless it obtains the prior written consent of Purchaser or the consent of the managing underwriters in connection with any underwritten offering of Registrable Securities, and Purchaser agrees that, unless it obtains the prior written consent of the Company and any such underwriters, it will not make any offer relating to the Registrable Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a Free Writing Prospectus required to be filed with the SEC. The Company represents that any Issuer Free Writing Prospectus prepared by it or authorized by it in writing for use by the Purchaser Group will not include any information that conflicts with the information contained in the Current Shelf Registration Statement or the Prospectus Supplement and, any such Issuer Free Writing Prospectus, when taken together with the information in the Current Shelf Registration Statement and the Prospectus Supplement, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
                    (e) The Company shall cause all Registrable Securities to be approved for listing on the NASDAQ Global Market or any other securities exchange on which similar securities issued by the Company are then listed and all such shares shall be so listed upon issuance or acquisition thereof. In addition, the Company provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
          5.2 Obligations of the Company. Whenever required under this Section 5 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
                    (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Purchaser Group, keep such registration statement effective until the distribution contemplated in the registration statement has been completed; provided, however, that the period of time that the registration statement is kept effective shall be extended for a period of time equal to the period the Purchaser Group refrains from selling any securities included in such registration at the request of any underwriter of Common Stock (or other securities) of the Company.
                    (b) Before filing any Registration Statement or Prospectus or any amendments or supplements thereto with the SEC, furnish to the Purchaser Group, if any, copies of all such documents proposed to be filed at least five (5) days prior to the filing of such Registration Statement or amendment thereto or Prospectus or amendment or supplement thereto.
                    (c) As promptly as practicable, give notice to the Purchaser Group: (i) when any Prospectus, amendment or supplement to any Prospectus, Registration Statement or post-effective amendment to a Registration Statement has been filed with the SEC and, with respect to a Registration Statement or any post-effective amendment or supplement, when the same has been declared effective; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement or the initiation or threatening of any proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) of the determination by the Company that a post-effective amendment to a Registration Statement is required to be filed or will be filed with the SEC.
                    (d) Upon: (A) the issuance by the SEC of a stop order suspending the effectiveness of a Registration Statement or the initiation of proceedings with respect to a Registration Statement under Section 8(d) or 8(e) of the Securities Act; or (B) the occurrence of any event or the existence of any fact (a “Material Event”) as a result of which a Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall provide the Purchaser Group with written notice of such occurrence. In the case of clause (B) in the preceding sentence, the Company shall as promptly as practicable prepare and file pursuant to applicable law, a post-effective amendment to such Registration Statement or an amendment or supplement to the related Prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such Registration Statement and Prospectus so that such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and so that such Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder.
                    (e) The Company will use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction in which they have been qualified for sale, and to otherwise ensure that the use of the Prospectus may be resumed as promptly as is practicable at the earliest possible moment, and provide immediate notice to the Purchaser Group of the withdrawal of any such order.
                    (f) Prepare and file with the SEC any other amendments and supplements to a registration statement and the Prospectus used in connection with such registration statement as may be necessary to comply, and use its reasonable best efforts to comply, with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
                    (g) Furnish to the Purchaser Group such numbers of copies (without charge) of a Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by the Purchaser Group.
                    (h) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Purchaser Group; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.
                    (i) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Purchaser Group shall also enter into and perform its obligations under such an agreement.
                    (j) If requested in writing in connection with a disposition of Registrable Shares pursuant to a Shelf Registration Statement, make reasonably available for inspection during normal business hours by a representative for the Purchaser Group, any broker-dealers, attorneys and accountants retained by the Purchaser Group, and any attorneys or other agents retained by a broker-dealer engaged by the Purchaser Group, all relevant financial and other records and pertinent corporate documents and properties of the Company and its subsidiaries, and cause the appropriate officers, directors and employees of the Company and its subsidiaries to make reasonably available for inspection during normal business hours on reasonable notice all relevant information reasonably requested by such representative for the Purchaser Group, or any such broker-dealers, attorneys or accountants in connection with such disposition, in each case as is customary for similar “due diligence” examinations.
                    (k) Cause all such Registrable Securities of the Purchaser Group registered pursuant hereunder to be listed on the NASDAQ Global Market or any other securities exchange on which similar securities issued by the Company are then listed.
                    (l) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
          5.3 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration under Section 5.1 herein shall be borne by the Company.
          5.4 Indemnification. In the event any Registrable Securities of the Purchaser Group are included in a Registration Statement under this Section 5:
                    (a) To the extent permitted by law, the Company will indemnify and hold harmless the Purchaser Group, any underwriter (as defined in the Securities Act) for the Purchaser Group and each Person, if any, who controls the Purchaser Group or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary Prospectus or final Prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any Violation or alleged Violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to the Purchaser Group and any such underwriter, or controlling person of either any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company shall not be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Purchaser, or any underwriter or controlling person.
                    (b) To the extent permitted by law, Purchaser will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act or, any underwriter, and any controlling person of any such underwriter against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise solely out of or are based solely upon a Violation, that occurs in reliance upon and in conformity with written information furnished by Purchaser expressly for use in connection with such registration; and provided, however, that, in no event shall any indemnity under this Section 5.4(b) exceed the net proceeds from the offering received by Purchaser.
                    (c) Promptly after receipt by an indemnified party under this Section 5.4 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.4, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.4, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.4.
                    (d) If the indemnification provided for in this Section 5.4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
                    (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
                    (f) The obligations of the Company and Purchaser under this Section 5.4 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Section 5.

          5.5 Exchange Act Reports.
                    (a) Financial and Other Reports. Until the expiration of the registration rights under Section 5 as set forth in Section 5.7:
                         (i) So long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will use its reasonable best efforts to file with the SEC, at the times specified for the filing of such information, and shall simultaneously furnish Purchaser with copies of, such annual and quarterly reports as are specified in Sections 13 or 15(d) of the Exchange Act and applicable to a United States entity subject to such Sections. If the Company has not filed such annual or quarterly reports with the SEC within fifteen (15) days of the times specified for the filing of such information, the Company shall be required to, immediately thereafter, provide the Purchaser Group with the financial information set forth in Section 5.5(a)(ii) below; or
                         (ii) At any time that the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall furnish to the Purchaser Group: (x) quarterly unaudited summary consolidated financial information within forty (40) days after the end of each quarter; and (y) annual consolidated audited financial statements within sixty (60) days after each year end, which, in the case of (x) and (y) above, shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis.
                    (b) Rule 144. With a view to making available to the Purchaser Group the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Purchaser Group to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
                         (i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;
                         (ii) take any action as is necessary to enable the Purchaser Group to utilize Form S-3 for the sale of their Registrable Securities;
                         (iii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
                         (iv) furnish to the Purchaser Group, so long as the Purchaser Group owns any Registrable Securities, forthwith upon request: (x) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act and that it qualifies as a registrant whose securities may be resold pursuant to Form S-3; and (y) such other information as may be reasonably requested in availing the Purchaser Group of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
          5.6 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 5 may be assigned (but only with all related obligations) by Purchaser to one or more transferees or assignees of such securities: who is an Affiliate. The rights pursuant to this Section 5 may also be transferred by Purchaser to any pledgee of any Registrable Securities in connection with any financing obtained by Purchaser.
          5.7 Termination of Registration Rights. The Purchaser Group’s registration rights under this Section 5 shall expire if all Registrable Securities held by and issuable to the Purchaser Group may be sold without respect to volume limitations under Rule 144 during any ninety (90) day period.
     6. TERMINATION
          6.1 Termination. This Agreement may be terminated at any time prior to the Closing notwithstanding approval thereof by the stockholders of the Company:
                    (a) by mutual written consent of Purchaser and the Company;
                    (b) by either Purchaser or the Company if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before April 30, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
                    (c) by either Purchaser or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;
                    (d) by either Purchaser or the Company if the Company Board of Directors (or any committee thereof) shall have withdrawn, modified or amended in any manner adverse to Purchaser its approval of or recommendation in favor of the transactions contemplated by this Agreement or shall have resolved to do any of the foregoing; provided that the Company may not terminate this Agreement pursuant to this Section 6.1(d) unless the Company’s Board of Directors has determined in good faith, after discussions with its outside counsel, that the failure to so withdraw, modify or amend its approval of or recommendation in favor of the transactions contemplated by this Agreement would be inconsistent with its fiduciary duties under applicable law.
                    (e) by Purchaser if:
                         (i) the Company shall have exempted, for purposes of Section 203 of the Delaware General Corporation Law, any acquisition of shares of the Common Stock by any person or “group” (as defined in Section 13(d)(3) of the Exchange Act), other than Purchaser or its Affiliates;
                         (ii) prior to the Closing, there shall be a breach of any representation, warranty, covenant or agreement of the Company in this Agreement such that the conditions set forth in Section 2.4(b)(ii) or (iii) are not capable of being satisfied on or before the Outside Date;
provided that Purchaser may not terminate this Agreement pursuant to this clause (e) if Purchaser is in material breach of this Agreement;
                    (f) by the Company if, prior to the Closing, there shall be a breach of any representation, warranty, covenant or agreement of Purchaser in this Agreement such that the conditions set forth in Section 2.4(c)(ii) or (iii) are not capable of being satisfied on or before the Outside Date; provided that the Company may not terminate this Agreement pursuant to this clause (f) if the Company is in material breach of this Agreement;
                    (g) by Purchaser or the Company if the vote of the Company’s stockholders taken at a duly convened stockholders meeting shall not have been sufficient to approve the purchase and sale of the Shares pursuant to this Agreement;
                    (h) by Purchaser if the vote of the Company’s stockholders taken at a duly convened stockholders meeting shall not have been sufficient to approve the amendment to the Company’s Certificate of Incorporation to increase the maximum number of directors to fifteen (15); provided, that, on or prior to the fifth business day after the Stockholders’ Meeting, the Company does not provide Purchaser with copies of resignations, reasonably satisfactory to Purchaser, of a sufficient number of the Company’s directors to enable Purchaser’s Nominees to take office as directors of the Company following the Closing pursuant to Section 4 hereof.; or
                    (i) by Purchaser pursuant to Section 2.4(b)(iv).
          6.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become null and void except as set forth in Section 6.3 (which shall be the sole remedy), which shall survive such termination.
          6.3 Fees and Expenses.
                    (a) If Purchaser or the Company terminates this Agreement pursuant to Section 6.1(d), if Purchaser terminates pursuant to Section 6.1(e)(i) or 6.1(h), then in each case the Company shall, as promptly as is reasonably practicable (but in no event later than two business days) following the date of termination, refund the Deposit to Purchaser and pay, or cause to be paid, to Purchaser an amount equal to Five Million Dollars ($5,000,000.00) (“Termination Fee”).
                    (b) If the Company terminates this Agreement pursuant to (i) Section 6.1(f) following the intentional breach by Purchaser of its obligation to consummate this Agreement following the fulfillment of each of the conditions to its obligations as set forth in Sections 2.4(a) and 2.4(b) above, then the Deposit shall become nonrefundable and payable to the Company as the Company’s sole remedy for such breach and termination.
                    (c) If Purchaser terminates this Agreement pursuant to Section 6.1(e)(ii) following the intentional breach by the Company of its obligation to consummate this Agreement following the fulfillment of each of the conditions to its obligations as set forth in Sections 2.4(a) and 2.4(c) above, then the Company shall pay, or cause to be paid, to Purchaser, as promptly as is reasonably practicable (but in no event later than two business days) after the date of termination, the Deposit and the Termination Fee.
                    (d) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not this Agreement is consummated; provided, that if this Agreement is terminated by Purchaser pursuant to Section 6.1(e)(i)(g), the Company shall reimburse Purchaser for all reasonable out-of-pocket fees and expenses incurred by Purchaser (including the fees and expenses of its counsel and financial advisor) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $1,000,000.
                    (e) If this Agreement is terminated pursuant to Sections 6.1(a), (b) or (g), then in each case the Company shall, as promptly as is reasonably practical (but in no event later than two business days) following the date of the termination, refund the Deposit to Purchaser.
     7. MISCELLANEOUS.
          7.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may (a) assign, in its sole discretion, all (but not less than all) of its rights and interests hereunder to any Affiliate of Purchaser and (b) grant a security interest in or otherwise pledge any or all of its rights and interests hereunder in favor of one or more institutional financing sources. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          7.2 Aggregation of Stock. All shares of Registrable Securities beneficially owned or acquired by Affiliates of Purchaser shall be aggregated together for the purpose of this Agreement.
          7.3 Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (i) delivered by hand or sent by certified mail, return receipt requested, (ii) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (iii) if telexed or telecopied (or other similar electronic means), with receipt confirmed as follows:

Company:	Delta Petroleum Corporation
370 17th Street, Suite 4300
Denver, Colorado 80202
Attn: Roger A. Parker
Fax: (303) 293-0066

with a copy to:	Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn: Ronald R. Levine, II
Fax: (303) 892-7400

with a copy to:	Brownstein Hyatt Farber Schreck
410 17th Street, Suite 2200
Denver, Colorado 80202-4432
Attn: Norman Brownstein
Fax: (303) 223-1111

Purchaser:	Tracinda Corporation
150 South Rodeo Drive
Suite 250
Beverly Hills, California 90212
Attn: Anthony Mandekic
Fax: (310) 271-3416

with a copy to:	Tracinda Corporation
150 South Rodeo Drive
Suite 250
Beverly Hills, California 90212
Attn: Richard Sobelle
Fax: (310) 271-3416

with a copy to:	Christensen, Glaser, Fink, Jacobs, Weil & Shapiro LLP
10250 Constellation Boulevard
19th Floor
Los Angeles, California 90067
Attn: Terry Christensen
Fax: (310) 556-2920
                    The parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the individual or entity or office to receive notices, requests or other communications under this Section 7.3. Notice shall be deemed to have been given as of the date when so personally delivered, when physically delivered by the U.S. Postal Service at the proper address, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that such notice was not received by the intended recipient
          7.4 Amendments and Waivers. This Agreement may not be amended or supplemented, unless set forth in a writing signed by each party hereto. Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the parties hereto are cumulative and not alternative. Except as otherwise provided in this Agreement, neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
          7.5 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
          7.6 Governing Law. This Agreement and the Confidentiality Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.
          7.7 Choice of Venue. The parties agree that any actions or other proceedings arising out of or relating to this Agreement and the Confidentiality Agreement shall be brought by the parties and held and determined only in a Delaware state court or a federal court sitting in that state which shall be the exclusive venue of any such action or proceeding. Each party waives any objection which such party may now or hereafter have to the laying of venue of any such action or proceeding, and irrevocably consents and submits to the jurisdiction of such court (and the appropriate appellate courts) in any such action or proceeding. Any and all service of process and any other notice in any such action or proceeding shall be effective against such party when transmitted in accordance with subsection (a) of Section 7.3. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by applicable laws.
          7.8 Acknowledgment of Non-Party Status. The parties hereto acknowledge that Kirk Kerkorian is not a party to this Agreement or any of the other documents delivered at the Closing. Accordingly, the parties hereto hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement, or (ii) any party hereto has any claim arising from or relating to the transactions contemplated by this Agreement, no party hereto, nor any party claiming through it (to the extent permitted by applicable law) shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Kerkorian by reason of such alleged breach, default or claim.
          7.9 Entire Agreement. This Agreement, together with the schedules hereto and the Confidentiality Agreement entered into on the date hereof (the “Confidentiality Agreement”),

constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
          7.10 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or similar means of electronic communication), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          7.11 Specific Performance. Purchaser and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the Confidentiality Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each party hereto expressly waives any requirement that any other party hereto obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of the Agreement and the Confidentiality Agreement.
     THE REMINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

     IN WITNESS WHEREOF, the parties have executed this COMPANY STOCK PURCHASE AGREEMENT as of the date first written above.
DELTA PETROLEUM CORPORATION

/s/ Roger A. Parker

Name:	Roger A. Parker
Title:	Chairman of the Board and
Chief Executive Officer

TRACINDA CORPORATION

/s/ Anthony L. Mandekic

Name:	Anthony L. Mandekic
Title:	Secretary/Treasurer

Exhibit A
DEFINITIONS
For purposes of this Agreement:
                    (a) “Affiliate” and “Affiliated” have the meaning ascribed to it in Rule 405 under the Securities Act.
                    (b) “Agreement” has the meaning set forth in the Preamble.
                    (c) “Automatic Shelf Registration Statement” has the meaning ascribed to it in Rule 405 under the Securities Act.
                    (d) “Closing” has the meaning set forth in Section 2.2(a).
                    (e) “Closing Date” means the date on which the Closing occurs.
                    (f) “Code” has the meaning set forth in Sections 2.3(a)(xxiii).
                    (g) “Common Stock” has the meaning set forth in the Recitals.
                    (h) “Company” has the meaning set forth in the Preamble.
                    (i) “Company Stockholders’ Meeting” has the meaning set forth in Section 3.3.
                    (j) “Confidentiality Agreement” has the meaning set forth in Section 7.9.
                    (k) “Current Shelf Registration Statement” means the Company’s Automatic Shelf Registration Statement (File No. 333-141303), as amended or supplemented.
                    (l) “Deposit” has the meaning set forth in Section 2.1(b)(i).
                    (m) “Directors’ Recommendation” has the meaning set forth in Section 3.3.
                    (n) “Effectiveness Period” means the period commencing on the first date that a Prospectus Supplement is filed under the Securities Act and ending on the date the Registration Rights terminate pursuant to Section 5.7.
                    (o) “Employee Benefit Plan” has the meaning set forth in Rule 405 under the Securities Act.
                    (p) “Encumbrances” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements, defects or imperfections of title or other restrictions on title or transfer of any nature whatsoever.

                    (q) “Environmental Laws” has the meaning set forth in Section 2.3(a)(xx).
                    (r) “ERISA” has the meaning set forth in Section 2.3(a)(xxiii).
                    (s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
                    (t) “Filing Deadline” has the meaning set forth in Section 5.1(a).
                    (u) “Financial Statements” has the meaning set forth in Section 2.3(a)(x).
                    (v) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
                    (w) “Free Writing Prospectus” has the meaning set forth in Rule 405 of the Securities Act.
                    (x) “Governmental Entity” means any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.
                    (y) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
                    (z) “Issue Notice” has the meaning set forth in Section 3.1(a).
                    (aa) “Issuer Free Writing Prospectus” has the meaning set forth in Rule 433 of the Securities Act.
                    (bb) “Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken a whole, or a material adverse effect on the ability of the Company to perform its obligations under this Agreement; provided however, that none of the following individually or in the aggregate, will be deemed to have a Material Adverse Effect: (x) fluctuations in the market price of the Common Stock; or (y) any change or effect arising out of general economic conditions or conditions generally affecting the petroleum and natural gas industries.
                    (cc) “Material Event” has the meaning set forth in Section 5.2(d).
                    (dd) “Money Laundering Laws” has the meaning set forth in Section 2.3(a)(xxviii).
                    (ee) “New Shares” has the meaning set forth in Section 3.1.

                    (ff) “Nomination Notice” has the meaning set forth in Section 4.1. rak
                    (gg) “Nominee” and “Nominees” have the meanings set forth in Section 4.1.
                    (hh) “OFAC” has the meaning set forth in Section 2.3(a)(xxix).
                    (ii) “Outside Date” has the meaning set forth in Section 6.1(b).
                    (jj) “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
                    (kk) “Plan” has the meaning set forth in Section 2.3(a)(xxiii).
                    (ll) “Prospectus Supplement” means a prospectus supplement relating to the Current Shelf Registration Statement or any other registration statement of the Company, as amended or supplemented, and all materials incorporated by reference therein.
                    (mm) “Public Reports” has the meaning set forth in Section 2.3(a)(ix).
                    (nn) “Purchase Price” has the meaning set forth in Section 2.1(b).
                    (oo) “Purchaser” has the meaning set forth in the Preamble.
                    (pp) “Purchaser Group” has the meaning set forth in Section 5.1(a).
                    (qq) “Purchaser Pro Rata Share” means, at any point in time, that percentage obtained by dividing (i) the total number of shares of Common Stock beneficially owned by Purchaser, as of such point in time, by (ii) the total number of shares of Common Stock outstanding as of such point in time (as reasonably calculated based upon all available information).
                    (rr) “Purchaser Representatives” has the meaning set forth in Section 3.5.
                    (ss) “Proxy Statement” has the meaning set forth in Section 3.4.
                    (tt) “Register,” “Registered” and “Registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.
                    (uu) “Registrable Securities” means: (i) any shares of Common Stock now held or hereafter acquired in any manner by Purchaser (including the Shares and the Subsequent Shares); and (ii) any Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i) above.

                    (vv) “Registration Expenses” means all expenses incurred by the Company in complying with Sections 5.1 and 5.2 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of counsel for Purchaser, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).
                    (ww) “Registration Statement” means any Shelf Registration Statement or other registration statement filed pursuant to Article 5 of this Agreement.
                    (xx) “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act.
                    (yy) “SEC” has the meaning set forth in Section 2.3(a)(ix).
                    (zz) “Securities Act” means the Securities Act of 1933, as amended.
                    (aaa) “Shares” has the meaning set forth in the Recitals.
                    (bbb) “Shelf Registration Statement” has the meaning set forth in Section 5.1(b).
                    (ccc) “Subsidiary” has the meaning set forth in Section 2.3(a)(x).
                    (ddd) “Subsequent Shares” means any and all shares of Common Stock acquired by Purchaser and its Affiliates following the Closing.
                    (eee) “Termination Fee” has the meaning set forth in Section 6.3(a).
                    (fff) “Unsubscribed Shares” has the meaning set forth in Section 3.1(c).
                    (ggg) “Violation” has the meaning set forth in Section 5.4(a).